N E W S    R E L E A S E

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
October 16, 2012	Investor Contact:	Micah S. Goldstein
(276) 627-2565

STANLEY FURNITURE ANNOUNCES

THIRD QUARTER 2012 OPERATING RESULTS

STANLEYTOWN, VA, October 16, 2012/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the third quarter of 2012.

Third quarter 2012 highlights:

•         Net sales were $24.0 million, an 8.0% decrease compared to 2011 and a 1.8% decrease on a sequential quarter basis.

•         Gross margin dropped slightly to 14.0% of net sales compared to 14.7% in 2011.

•         Selling, general and administrative expenses were $4.6 million (19.3% of net sales) compared to $5.0 million (19.0% of net sales) in 2011.

•         Operating loss for the third quarter was $1.3 million compared to a loss of $1.1 million 2011.

•         As of September 29, 2012, the company’s financial position reflected $44.9 million in cash, restricted cash and short-term investments.

•         No shares were purchased during the quarter under the Company’s $5.0 million share repurchase program.

Year to date 2012 highlights:

•         Net sales were $75.2 million compared to $80.0 million in 2011.

•         Gross margin improved to 14.0% of net sales compared to 12.0% in 2011, excluding restructuring charges in both years.

•         Selling, general and administrative expenses improved to 18.2% of net sales compared to 18.5% in 2011.

•         Net of restructuring charges in both years, operating loss narrowed to $3.2 million compared to the loss of $5.2 million in 2011.

•         Capital expenditures and investments in new systems totaled $5.0 million.

Overview

“As expected, we improved our service position on the Stanley line which had been a factor hindering growth in this part of our business throughout the year. While retail activity in our segment of the industry was softer than we anticipated, we did see increased sales in our Stanley line,” commented Glenn Prillaman, President and Chief Executive Officer.   “The overall decline in sales for the quarter can be attributed to our Young America line, but this was expected due to the short-term disturbances related to consecutive initial production runs of new product in our factory and the difficulties one would expect at retail when exchanging all floor samples for that new product at a time when consumer traffic is slow. However, our Young America backlog grew significantly during the quarter and now stands at the highest level since we consolidated all products into our single factory in Robbinsville.”

“We are in close contact with our customer base, having visited with them at High Point’s Fall Market. They are increasingly complimentary of the quality enhancements to our product, our new designs and our improved service positions for both product lines, but they reminded us that it does take time to regain the confidence of the retail salesperson even though our work to reposition the product lines is now effectively complete,” Prillaman continued.

Balance Sheet

Cash, restricted cash and short-term investments at quarter-end were $44.9 million, up from $17.3 million at December 31, 2011. CDSOA proceeds of $39.9 million were received in the second quarter of 2012 for funds that were previously withheld under the antidumping duty order for wooden bedroom furniture imported from China. Capital investments associated with modernizing our manufacturing facility in Robbinsville, North Carolina were $3.2 million year to date.  Additionally, the company has spent $1.8 million on new systems in 2012.

Outlook

“Looking forward, given the lack of momentum in our segment of the retail marketplace in recent months, we could see overall sales ranging from flat to slightly down from the same quarter a year ago. However, we expect to reduce our Young America backlog to a more normal level during the current quarter contributing to improved financial results for Young America.  Additionally, we are in an excellent service position on the Stanley line should retail activity improve,”  concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market.  The company offers two major product lines.  Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The company will host a conference call Wednesday morning, October 17, 2012 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through November 17, 2012) is (877) 660-6853, the account reference number is 275 and the conference number is 399398.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety  compliance costs, failure or interruption of our information technology infrastructure, limited use of operating loss carry forwards due to ownership change, extended business interruption at our manufacturing facility and the possibility that U.S. Customs and Border Protection may seek return of all or a portion of the CDSOA proceeds received in the second quarter of 2012.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 29	October 1,	September 29	October 1,
	2012	2011	2012	2011

Net sales	$23,977	$26,051	$75,186	$80,015

Cost of sales	20,632	22,227	65,166	70,873

Gross profit	3,345	3,824	10,020	9,142

Selling, general and administrative expenses	4,634	4,952	13,699	14,821

Operating loss	(1,289)	(1,128)	(3,679)	(5,679)

CDSOA income, net	53		39,414	1,117
Other income, net	23	25	64	75
Interest income	26	9	51	12
Interest expense	640	623	1,761	1,747
Income (loss) before income taxes	(1,827)	(1,717)	34,089	(6,222)

Income tax expense	77	(26)	697	(7)
Net income (loss)	$(1,904)	$(1,691)	$33,392	$(6,215)

Diluted earnings(loss) per share	$(.13)	$(.12)	$2.30	$(.43)

Weighted average number of shares	14,345	14,345	14,487	14,345

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended			Nine Months Ended
	September 29,		October 1,	September 29,	October 1,
	2012		2011	2012	2011

Reconciliation of gross profit as reported to gross profit adjusted:

Gross profit as reported	$3,345		$3,824	$10,020	$9,142
Plus restructuring charge				474	491
Gross profit as adjusted	$3,345		$3,824	$10,494	$9,633

Percentage of net sales:
Gross profit % as reported	14.0%		14.7%	13.3%	11.4%
Plus restructuring charge				.7%	.6%
Gross profit % as adjusted	14.0%		14.7%	14.0%	12.0%

Reconciliation of operating loss as reported to operating loss adjusted:

Operating loss as reported	$(1,289)		$(1,128)	$(3,679)	$(5,679)
Plus restructuring charge				474	491
Operating loss as adjusted	$(1,289)		$(1,128)	$(3,205)	$(5,188)

Reconciliation of net income (loss) as reported to net loss adjusted:

Net income (loss) as reported	$(1,904)		(1,691)	$33,392	$(6,215)
Less income from CDSOA	(53)			(38,814)	(1,117)
Plus restructuring charge				474	491
Net loss as adjusted	$(1,957)		$(1,691)	$(4,948)	$(6,841)
Reconciliation of net income (loss) as reported to net loss adjusted:

Diluted EPS as reported	$(.13)	$	$ (0.12)	$2.30	$(.43)
Less income from CDSOA	(.01)			(2.68)	(.08)
Plus restructuring charge				.04	.03
Diluted EPS as adjusted	$(.14)	$	$ (0.12)	$(.34)	$(.48)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 29,	December 31,
	2012	2011

Assets
Current assets:
Cash and equivalents	$23,156	$15,700
Restricted cash	1,737	1,587
Short-term investments	20,000
Accounts receivable, net	11,871	10,252
Inventories	31,485	31,084
Prepaid expenses and other current assets	3,278	3,380
Deferred income taxes	599	519

Total current assets	92,126	62,522

Property, plant and equipment, net	19,926	17,590
Other assets	3,126	496

Total assets	$115,178	$80,608

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,907	$9,963
Accrued expenses	7,693	6,493

Total current liabilities	16,600	16,456

Deferred income taxes	599	519
Other long-term liabilities	7,067	6,593

Stockholders' equity	90,912	57,040

Total liabilities and stockholders' equity	$115,178	$80,608

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	Sept. 29,	Oct. 1,
	2012	2011
Cash flows from operating activities:
Cash received from customers	$73,503	$77,805
Cash paid to suppliers and employees	(79,818)	(86,695)
Cash from Continued Dumping and Subsidy Offset Act	39,909	1,117
Interest paid	(2,246)	(2,103)
Income taxes (paid) received, net	(748)	3,077
Net cash provided (used) by operating activities	30,600	(6,799)

Cash flows from investing activities:
Increase in restricted cash	(150)	(1,587)
Purchase of short-term investments	(20,000)
Capital expenditures	(3,226)	(2,562)
Purchase of other assets	(2,007)	(38)
Proceeds from sale of assets	55	1,472
Net cash used by investing activities	(25,328)	(2,715)

Cash flows from financing activities:
Proceeds from insurance policy loans	2,283	2,003
Capital lease payments	(99)	(88)
Net cash provided by financing activities	2,184	1,915

Net increase (decrease) in cash and equivalents	7,456	(7,599)
Cash and equivalents at beginning of period	15,700	25,532

Cash and equivalents at end of period	$23,156	$17,933

Reconciliation of net income (loss) to
net cash provided (used) by operating activities:
Net income (loss)	$33,392	$(6,215)

Depreciation and amortization	1,320	1,233
Stock-based compensation	589	342
Changes in working capital	(4,782)	(1,219)
Other assets	(492)	(448)
Other long-term liabilities	573	(492)
Net cash provided (used) by operating activities	$30,600	$(6,799)